Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Voting Agreement”) is entered into as of May 15, 2011, by and between INTEGRAL SYSTEMS, INC., a Maryland corporation (the “Company”), and [—] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”).

B. Parent, Iris Merger Sub Inc., a Maryland corporation (“Merger Sub”), Iris Acquisition Sub LLC, a Maryland LLC, and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the Merger Consideration.

D. Stockholder is entering into this Voting Agreement in order to induce the Company to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is terminated pursuant to Section 7.1 thereof; (ii) the date on which the Board of Directors of Parent withdraws its recommendation in favor of the Parent Share Issuance in connection with the Merger in accordance with Section 5.8 of the Merger Agreement; (iii) the date upon which the Merger becomes effective; or (iv) such date and time as any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that (A) increases the Merger Consideration or (B) materially and adversely affects the Stockholder.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Parent Common Stock” shall mean the common stock, $0.01 par value per share, of Parent, including all rights attached thereto.

(d) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the Voting Period (whether such acquisition is a result of purchases or other transfers of Parent Common Stock to Stockholder or by virtue of a stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares).

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that nothing contained in this Voting Agreement will be deemed to restrict the ability of Stockholder to exercise any Parent Stock Options or the vesting of any Parent Restricted Shares held by Stockholder prior to the Expiration Date.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted inconsistent with this Voting Agreement, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (ii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Voting Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent, however called, or at any adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, unless otherwise directed in writing by the Company, Stockholder shall appear at the meeting or otherwise cause any and all issued and outstanding shares of Parent Common Stock Owned by Stockholder as of the applicable record date to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all such shares of Parent Common Stock:

(a) in favor of the Parent Share Issuance;

(b) against any Parent Alternative Proposal; and

(c) against any other action, agreement, proposal or transaction involving Parent or any of its subsidiaries which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of the preceding sentence.

3.2 Proxy

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby. For the avoidance of doubt, the Company hereby agrees that Stockholder shall be permitted to deliver a proxy to Parent management in connection with the proposals, including the election of directors, to be submitted to stockholders at Parent’s 2011 annual meeting of stockholders so long as such proxy does not contravene with Stockholder’s obligations pursuant to Section 3.1 hereto.

SECTION 4. ADDITIONAL COVENANTS OF STOCKHOLDER

4.1 No Solicitation. Stockholder agrees that, during the Voting Period, Stockholder shall not (without limiting any of the other restrictions in this Voting Agreement), directly or indirectly, take or authorize to be taken any action that Parent is prohibited from taking or authorizing to be taken pursuant to Section 5.8 of the Merger Agreement.

4.2 Notice of Certain Events. Stockholder agrees to promptly notify the Company of any development occurring after the date hereof that causes any breach of any of the representations and warranties of Stockholder set forth in Section 5 herein.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to the Company as follows:

5.1 Authorization, etc. Stockholder has the power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by the Company, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Law applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any liens or other encumbrances on any of the Subject Securities.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any liens or other encumbrances) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any liens or other encumbrances) the options, restricted stock units, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof.

5.4 Power. Unless otherwise indicated on the signature pages hereto, Stockholder, together with its affiliates, has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities, with no limitations, qualifications or restrictions on such rights.

5.5 Accuracy of Representations. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 6. MISCELLANEOUS

6.1 Stockholder Information. Stockholder hereby agrees to permit the Company, Parent and Merger Sub to publish and disclose in the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus and any other public disclosure that the Company and Parent mutually determine to be necessary or desirable in connection with the Merger and any other transactions contemplated by the Merger Agreement Stockholder’s identity and ownership of shares of Parent Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

6.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Company:

Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, Maryland 21046

Attention: General Counsel

Facsimile: 410-312-2980

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue NW

Washington, DC 20036

Attention: Howard B. Adler

Facsimile: 202-530-9526

6.5 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6 Entire Agreement. This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.7 Amendments. This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Stockholder.

6.8 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

6.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.10 Attorneys’ Fees. If any proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.11 Non-Exclusivity. The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.13 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile or electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

6.14 Headings. The descriptive headings contained in this Voting Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Voting Agreement.

6.15 Waiver. Subject to the remainder of this Section 6.15, at any time prior to the Expiration Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Voting Agreement; (b) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Voting Agreement or in any document delivered pursuant to this Voting Agreement; and (c) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Voting Agreement. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.16 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of the Company under the Merger Agreement, or any of the rights or remedies of the Company or any of the obligations of Stockholder under any agreement between Stockholder and the Company or any certificate or instrument executed by Stockholder in favor of the Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of Stockholder under this Voting Agreement.

6.17 Other Capacities. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in good faith in Stockholder’s capacity as a director or officer of Parent (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent).

6.18 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

INTEGRAL SYSTEMS, INC.

By: Paul G. Casner, Jr.
Title: Chief Executive Officer and President

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

Proxy

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Integral Systems, Inc., a Maryland corporation (the “Company”) and R. Miller Adams and Tory Harris, solely in their capacities as officers of the Company, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to the outstanding shares of capital stock of Parent owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates. (The shares of the capital stock of Parent and other securities referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked; provided, however, that any proxy delivered by the Stockholder to Parent management in connection with proposals, including the election of directors, to be submitted to stockholders at Parent’s 2011 annual meeting of stockholders shall not be revoked, and the Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Iris Merger Sub Inc., a wholly-owned subsidiary of Parent, Iris Acquisition Sub LLC, a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement). Capitalized terms used but not otherwise defined in this Irrevocable Proxy have the meanings assigned to such terms in the Merger Agreement.

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of Parent, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of Parent:

(a) in favor of the Parent Share Issuance;

(b) against any Parent Alternative Proposal; and

(c) against any other action, agreement, proposal or transaction involving Parent or any of its subsidiaries which other action, agreement, proposal or transaction would compete with, interfere with, impede, frustrate, prevent, burden or nullify the Merger or the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows]

Proxy

Dated: May , 2011	STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Proxy